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                                                                Exhibit No. 10.8

                        THOMAS FLETCHER & COMPANY, INC.




                                               April 3, 2001


Mr. Clark A. Marcus, President
Eye Care International, Inc.
1511 North Westshore Boulevard
Suite 925
Tampa, FL 33607


Dear Mr. Marcus:

     This letter will confirm that we have agreed, subject as set forth below, to act as your authorized agent for the sole purpose of increasing the permanent capitalization of Eye Care International Inc. (the "Company") through the private placement of securities to be issued by the Company on terms and conditions that are mutually satisfactory.

     Summarized below are the basic points of our understanding:

          1. As authorized agents of the Company, we shall as soon as practicable but not before the audited results of operations for the fiscal year ended December 31, 2000 and the unaudited results for monthly interim periods prior to the closing shall be made available, arrange for approximately Two and One-Half Million Dollars ($2,500,000) of additional funds to the Company through the insurance by the Company of the following

                    a)   $2,000,000 principal amount of Promissory Notes

                    b)   1,000,000 shares of Common Stock

                    c)   500,000 Common Stock Purchase Warrants

               to be offered to "accredited" investors in the form of units with each unit comprising a $20,000 principal amount of Promissory Note, 10,000 shares of common stock and 5,000 Common Stock Purchase Warrants at an offering price of Twenty-Five Thousand Dollars ($25,000) per Unit.

          2. The minimum number of Units to be offered on a "best efforts or none" basis will be set at Fifty (50) Units with the maximum set at One Hundred (100) Units.

          3. The annual interest rate for the Promissory Notes shall be Eleven Percent (11%).

          4. The principal and accrued interest, calculated on a semi-annual basis, on the Promissory Notes will be due the earlier of October 30, 2003 or completion of the next registered public offering of the Company's securities.
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                                      -2-                          April 3, 2001

5.   The Common Stock Purchase Warrants shall entitle the holder to purchase One
     (1) share of Common Stock of the Company for each Warrant held at a price of One Dollar ($1.00) per share for a five (5) year period following the final closing date of the offering.

6. Prior to the initial closing date, the Company shall effect a reverse split of its outstanding shares of common stock on the basis of one (1) share to be outstanding for each five (5) shares presently outstanding.

7. It is expressly understood that our fee for this private placement shall be Ten Percent (10%) of the aggregate proceeds to be received by the Company plus a non-accountable expense allowance not to exceed Two Percent (2%) of the aggregate proceeds received by the Company.

8. The structural fee payable to Thomas Fletcher & Company, Inc. will consist of 5,000 Common Stock Purchase Warrants for Each Unit sold.

9. For a five (5) year period from the final Closing Date, the Company shall grant Thomas Fletcher & Company, Inc. the right to appoint a designee as an observer to the Company's Board of Directors. During this period, the observer must attend all meetings of the Board of Directors including telephonic meetings but will not have the right to vote. The observer will be reimbursed for his out-of-pocket expenses in connection with attending scheduled meetings.

10. Thomas Fletcher & Company, Inc. will maintain a right of first refusal to act as an authorized agent of the Company on all subsequent private placement offerings for a period of three (3) years from the final Closing Date of this offering.

11.  In addition to this proposed cash offering of a maximum of One Hundred
     (100) Units Thomas Fletcher & Company, Inc. will provide, for no compensation whatsoever, the holders of the Company's outstanding Series A and B Convertible Preferred Stock the right to tender their shares at cost for additional Units to be covered by the Private Placement Memorandum (the "Exchange Offer").

12. Prior to the initial closing date Thomas Fletcher & Company, Inc. will require an opinion from Company counsel to the effect this proposed private placement will not violate any of the provisions contained in the description of the Company's outstanding Series A Convertible Preferred Stock, Series B Convertible Preferred Stock or Common Stock Purchase Warrants and will not "trigger" in any manner whatsoever any anti-dilutive provisions which may be contained therein.

13. The Company will be responsible for all expenses of this private placement and Exchange Offer including legal, accounting and other costs of preparing, printing, filing and delivering the Private Placement
     Memorandum.
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                                      -3-                          April 3, 2001

       14. Selected representatives of the Company shall agree to attend several information meetings to be scheduled at times and places satisfactory to the Company.

       15. The Company shall endeavor to elect two Independent members to the Board of Directors who shall complete the Audit and Incentive Stock Option Committees.

       16. The company shall convince Dr. Jerry Katzman to be officially identified as an officer of the Company whose duties and functions will be appropriately described in the Private Placement Memorandum.

       17. The Company shall purchase and maintain for its own account, life insurance in the amount of Two Million Dollars ($2,000,000) on the lives of Clark A. Marcus and Dr. Jerry Katzman, through use of our qualified insurance agents.

       18. It is expressly understood that Thomas Fletcher & Company, Inc. shall not be liable in any manner whatsoever for the payment of any finder's fees, if any, in connection with this proposed Private Placement.

       19. We would require a good faith retainer of Two Thousand Five Hundred Dollars ($2,500) made payable to Thomas Fletcher & Company, Inc. upon execution of this Letter of Intent to cover our initial due diligence expenses.

     The foregoing is only a brief summary of the proposed transaction and each of the foregoing terms must be interpreted in the form in which they will be fully set forth in the Placement Agent Agreement and related documents and instruments. This letter only summarises and evidences our discussions on the date hereof. Therefore, our mutual rights and obligations remain to be defined in the Placement Agent Agreement and related documents and instruments into which this Letter of Intent and all prior discussions will merge.

     Accordingly, this letter shall be construed only as a letter of intent and shall not be legally binding upon the Company or Thomas Fletcher & Company, Inc.

     In addition to the other matters set forth herein, our willingness to enter into a Placement Agent Agreement is subject to:

        I. Satisfaction with the Company's financial position, results of operations and prospects.

       II.  Our further satisfactory investigation of the Company's business.

      III. Preparation of a Confidential Private Placement Memorandum and other appropriate documents related to this Private Placement and Exchange Offer, satisfactory to us and counsel to permit a filing with the Securities and Exchange Commission as soon as practicable but not later that April 15, 2001.

       IV.  Market conditions at the time of private placement offering.
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                                      -4-


                                                                   April 3, 2001

          V. Compliance with all legal requirements to the satisfaction of counsel.

     If the foregoing correctly sets forth the understanding of the parties herein, kindly so indicate by signing and returning the enclosed copy of this letter.


                                        Sincerely,

                                        Thomas Fletcher & Company, Inc.

                                        By: /s/ Frank J. Lockwood
                                            ----------------------
                                        Frank J. Lockwood
                                        President


Agreed and Acknowledged:

Eye Care International, Inc.

By /s/ Clark A. Marcus
   -----------------------
Clark A. Marcus
President

Dated: 4/3/01
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                         39 BROADWAY . NEW YORK. NY 10006.
                          PHONE . (212)381-4500.  .FAX: (212)480-7407